FOR IMMEDIATE RELEASE	Contacts:	Mike Smith, ADC Media Relations 952.917.0306 mike.smith.dir@adc.com

Mark Borman, ADC Investor Relations 952.917.0590 mark.borman@adc.com

ADC Names Kimberly Hartwell Vice President, Global Go-to-Market

MINNEAPOLIS – July 30, 2008 – ADC (NASDAQ: ADCT; www.adc.com), today announced the appointment of Kimberly Hartwell to the position of Vice President, Global Go-to-Market. In this newly created position, Hartwell will lead ADC’s global sales, marketing, customer service and technical support teams. She will also continue to serve as Vice President, Go-To-Market for Americas for the company.

In her expanded role, Hartwell will be responsible for global sales and marketing initiatives for ADC’s Global Connectivity Solutions, Network Solutions and Professional Services business units. Hartwell joined ADC in July 2004 as Vice President of Sales, National Accounts and was named Vice President, Go-To-Market for Americas in May 2007.

“I am very pleased to appoint Kim to this new, strategically important leadership position. As the marketplace and our customer base become increasingly global, ADC has a significant opportunity to leverage the full scope of our products and services to meet the needs of our customers,” said Robert E. Switz, president and CEO of ADC. “With her breadth of industry sales, marketing, general management and global experience, Kim is the right person to implement the structures, processes and tools that will transform how we serve our customers around the world.”

Prior to joining ADC, Hartwell was Vice President of Marquee Accounts at Emerson Electric Company, a manufacturer of electrical, electronic and other products for consumer, commercial, communications and industrial markets.  Hartwell also held a broad range of sales and marketing leadership positions with Marconi in North America and Europe during her 19-year career with that company.

Hartwell holds an MBA from the Weatherhead School of Management, Case Western Reserve University, and a BSEE degree from Vanderbilt University.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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